Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2025 RESULTS;
EXPECTS CONTINUED GROWTH IN 2026

Highlights

•Record full year Dispensing and Specialty Closures and Custom Containers adjusted EBIT
•Delivered 7% growth in metal containers for pet food markets
•Exceeded Free Cash Flow estimate
•Returned approximately $160 million to shareholders
•Anticipates earnings and free cash flow growth in 2026

NORWALK, CT, February 4, 2026 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported full year 2025 net sales of $6.5 billion and net income of $288.4 million, or $2.70 per diluted share, as compared to full year 2024 net sales of $5.9 billion and net income of $276.4 million, or $2.58 per diluted share. For the fourth quarter of 2025, Silgan reported net income of $18.2 million, or $0.17 per diluted share, as compared to $45.1 million, or $0.42 per diluted share, in the fourth quarter of 2024.

Adjusted net income per diluted share for the full year of 2025 was $3.72, after adjustments increasing net income per diluted share by $1.02, a 3% increase over adjusted net income per diluted share for the full year of 2024 of $3.62 after adjustments increasing net income per diluted share by $1.04. Adjusted net income per diluted share for the fourth quarter of 2025 was $0.67, after adjustments increasing net income per diluted share by $0.50, as compared to adjusted net income per diluted share for the fourth quarter of 2024 of $0.85, after adjustments increasing net income per diluted share by $0.43. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

"Our 2025 results continued to highlight the meaningful progress from our key strategic initiatives, as we successfully integrated the Weener acquisition, continued to outpace market growth in our high value dispensing and pet food products, and completed our multi-year cost savings program. The Silgan team showed exceptional strength, drive and commitment in 2025 while adapting to a dynamic operating environment and continuing to compete and win in the marketplace by meeting the unique needs of our customers and being the best at what we do. The power of our diverse portfolio of consumer staple products, the effectiveness of the Silgan business model, and the discipline of our capital deployment strategy has positioned the Company to continue to outperform our peers and our end markets to create meaningful value for our shareholders," said Adam Greenlee, President and CEO.

"Our Dispensing and Specialty Closures segment, which represented 55% of our Adjusted EBITDA in 2025, grew sales by over 17% versus the prior year and Adjusted EBITDA by over 19%, as the successful integration of the Weener acquisition and organic growth in dispensing products more than offset weather challenges and consumer spending patterns that developed throughout the year. Sales from our dispensing products grew by over 30% in 2025, as we continued to separate ourselves in the market as a result of our intense customer focus, manufacturing excellence, and market leading innovation. Our Metal Containers segment continued to showcase its long term stability, growth in pet food markets, and meaningful cash flow generation. Our teams' relentless focus on efficiency, strong execution on our cost reduction plan, and 7% growth in pet food products in 2025 more than offset an isolated customer development during the year. Our Custom Containers segment delivered a record year of profitability, as we continued to enhance the mix of products and end markets in which we participate and delivered the planned savings associated with our cost reduction plan," continued Mr. Greenlee.

"As we begin 2026, our business fundamentals remain strong, as we continue to execute against our strategic priorities and demand for our portfolio of products for consumer staple end markets remains resilient and, in many cases, continues to grow. Our businesses continue to compete and win in the markets we serve and validate the benefits of our operating model, and our disciplined capital deployment strategy continues to deliver meaningful value creation opportunities for our shareholders. We are well positioned for another year of growth in 2026 and beyond," concluded Mr. Greenlee.

Fourth Quarter Results

Net sales for the fourth quarter of 2025 were $1.47 billion, an increase of $57.4 million, or 4%, as compared to the same period in the prior year. Net sales increased predominantly as a result of the contractual pass through of higher raw material costs in the current year quarter and favorable foreign currency translation.

Income before interest and income taxes (EBIT) for the fourth quarter of 2025 was $101.1 million, an increase of $6.9 million as compared to $94.2 million for the fourth quarter of 2024. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $56.6 million, $39.5 million and $15.2 million, respectively, in the fourth quarter of 2025. Rationalization charges were $32.5 million and $21.4 million in the fourth quarters of 2025 and 2024, respectively. Costs attributed to announced acquisitions were $15.7 million in the fourth quarter of 2024. A reconciliation of EBIT for each segment to Adjusted EBIT and Adjusted EBITDA, Non-GAAP financial measures used by the Company that adjust EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense before loss on early extinguishment of debt for the fourth quarter of 2025 was $47.7 million, an increase of $3.2 million as compared to the fourth quarter of 2024 primarily due to higher average outstanding borrowings in the current year period including the impact of higher foreign exchange rates, partially offset by lower weighted average interest rates.

The effective tax rates were 67.2% and 8.8% for the fourth quarters of 2025 and 2024, respectively. The increase in the effective tax rate was primarily a result of non-deductible restructuring costs in the current year quarter. The adjusted tax rates were 31.5% and 15.5% for the fourth quarters of 2025 and 2024, respectively. The increase in the adjusted tax rate was primarily a result of higher income in higher tax jurisdictions and the non-recurring non-cash revaluation of discrete tax items in the current year quarter and the benefit of tax restructuring activities in our foreign operations in the prior year quarter.

Fourth Quarter Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $643.6 million in the fourth quarter of 2025, an increase of $4.2 million, or 1%, as compared to $639.4 million in the fourth quarter of 2024. Net sales of dispensing products increased $21.6 million over the prior year period primarily as a result of the inclusion of the Weener acquisition, double digit organic growth in dispensing products for high value fragrance and beauty markets and favorable foreign currency translation of 4%. These positive impacts were partially offset by the anticipated decline in dispensing products for personal and home care markets due to customer destocking.

Dispensing and Specialty Closures Adjusted EBIT decreased $0.6 million, or 1%, to $99.3 million in the fourth quarter of 2025 as compared to $99.9 million in the fourth quarter of 2024, primarily as a result of lower volume/mix due to anticipated lower volumes for personal and home care products in the fourth quarter. This impact was partially offset by the favorable impact of price/cost including SG&A, in part due to the positive impact of synergies from the Weener acquisition, and favorable foreign currency translation.

Metal Containers
Net sales of the Metal Containers segment were $675.6 million in the fourth quarter of 2025, an increase of $65.4 million, or 11%, as compared to $610.2 million in the fourth quarter of 2024. The increase in net sales was primarily driven by improved price/mix of 7% due to the contractual pass through of higher raw material and other manufacturing costs and higher volumes. As expected, metal container volumes were 4% higher than the prior year period principally as a result of a 7% increase in volumes for pet food markets, which represent over half of the volumes in the segment, as well as a limited amount of customer purchases ahead of expected raw material inflation in 2026. Favorable foreign currency translation also contributed approximately 1% compared to the prior year period.

Metal Containers Adjusted EBIT increased $2.3 million to $44.2 million in the fourth quarter of 2025 as compared to $41.9 million in the fourth quarter of 2024. The increase in Adjusted EBIT in the quarter was primarily the result of favorable price/cost including mix, partially as a result of the multi-year cost reduction initiative, and higher volumes.

Custom Containers
Net sales of the Custom Containers segment were $149.4 million in the fourth quarter of 2025, a decrease of $12.2 million, or 8%, as compared to $161.6 million in the fourth quarter of 2024, driven primarily by lower volumes of 8% during the quarter including the impact from the exit of lower margin business as a result of footprint optimization plans to achieve previously announced cost reduction goals. Excluding the lower margin business exited to achieve cost reduction plans, volumes increased 1%.

Custom Containers Adjusted EBIT decreased $0.9 million to $17.3 million in 2025 as compared to $18.2 million in the fourth quarter of 2024. The decrease in Adjusted EBIT was primarily the result of lower volumes which were partially offset by a decrease in SG&A costs.

Full Year Results

Net sales for 2025 were $6.5 billion, an increase of $628.5 million, or 11%, as compared to $5.9 billion in the prior year primarily as a result of higher net sales in the Dispensing and Specialty Closures segment including net sales from the Weener acquisition and the contractual pass through of higher raw material and other manufacturing costs and higher volumes in the Metal Containers segment.

Income before interest and income taxes (EBIT) for 2025 was $597.9 million, an increase of $82.8 million as compared to $515.1 million for 2024. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $321.5 million, $243.4 million and $81.1 million, respectively, in 2025. Rationalization charges were $60.5 million and $59.5 million in 2025 and 2024, respectively. Costs attributed to announced acquisitions were $1.1 million and $28.4 million in 2025 and 2024, respectively. A reconciliation of EBIT for each segment to Adjusted EBIT, a Non-GAAP financial measure used by the Company that adjusts EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense before loss on early extinguishment of debt for 2025 was $189.4 million, an increase of $23.1 million as compared to 2024 primarily due to higher average borrowings as a result of the Weener acquisition, which was partially offset by lower weighted average interest rates.

The effective tax rates were 30.2% and 20.7% for 2025 and 2024, respectively. The increase in the effective tax rate was primarily a result of non-deductible restructuring costs in the current year and the benefits in the prior year of tax restructuring activities in our foreign operations and the reversal of tax reserves due to the expiration of statute of limitations. The adjusted tax rates were 25.8% and 21.2% for 2025 and 2024, respectively. The increase in the adjusted tax rate was primarily a result of higher income in higher tax jurisdictions and the non-recurring non-cash revaluation of discrete tax items in the current year and the benefits in the prior year of tax restructuring activities in our foreign operations and the reversal of tax reserves due to the expiration of statute of limitations.

The Company reported net cash provided by operating activities of $729.8 million in 2025 as compared to $721.9 million in 2024. Free cash flow for 2025 was $445.2 million, a 14% increase as compared to $391.3 million in 2024. The increase in free cash flow was primarily due to higher operating earnings including earnings from the Weener acquisition, which was partially offset by higher capital expenditures and cash interest expense in 2025. The Company is providing a reconciliation in Table D of this press release of net cash provided by operating activities to “free cash flow,” a Non-GAAP financial measure used by the Company which adjusts net cash provided by operating activities for certain items.

Full Year Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $2.7 billion in 2025, an increase of $402.9 million, or 17%, as compared to $2.3 billion in 2024 primarily as a result of the inclusion of the Weener acquisition and higher organic volumes of dispensing products for high value fragrance and beauty markets. These impacts were partially offset by lower volumes of specialty closures for the North American beverage markets due to adverse weather that impacted consumption patterns in the first half of the year. Favorable foreign currency translation also contributed approximately 2% compared to the prior year period.

Dispensing and Specialty Closures Adjusted EBIT increased $54.4 million to a record $420.0 million in 2025 as compared to $365.6 million in 2024. The increase in Adjusted EBIT was driven primarily by the inclusion of the Weener acquisition, higher organic volumes of dispensing products for high value fragrance and beauty markets and favorable price/cost including mix.

Metal Containers
Net sales of the Metal Containers segment were $3.1 billion in 2025, an increase of $237.6 million, or 8%, as compared to $2.9 billion in 2024. This increase was driven by favorable price/mix of 5% primarily as a result of the contractual pass through of higher raw material and other manufacturing costs and higher volumes of 3%. As anticipated, volumes for pet food markets, which represent over half of the volumes in the segment, increased 7% in 2025.

Metal Containers Adjusted EBIT increased by $18.0 million to $260.4 million in 2025 as compared to $242.4 million in 2024. Adjusted EBIT increased as a result of favorable price/cost including mix, partially as a result of the multi-year cost reduction initiative, and higher volumes.

Custom Containers
Net sales of the Custom Containers segment were $637.6 million in 2025, a decrease of $12.0 million, or 2%, as compared to $649.6 million in 2024. This decrease was primarily the result of lower volumes of 2%, which includes the impact from the exit of lower margin business as a result of footprint optimization plans to achieve previously announced cost reduction goals. Excluding the lower margin business exited to achieve cost reduction plans, volumes increased 1%.

Custom Containers Adjusted EBIT increased $8.9 million to $89.9 million in 2025 as compared to $81.0 million in 2024. The increase in Adjusted EBIT was primarily the result of improved price/cost including mix, partially due to the impact of the multi-year cost reduction initiative.

Outlook for 2026

The Company currently estimates adjusted net income per diluted share for the full year of 2026 will be in the range of $3.70 to $3.90, a 2% increase at the midpoint of the range over adjusted net income per diluted share of $3.72 in 2025. At the midpoint of the range, volumes and Adjusted EBIT are expected to be higher than 2025 levels in the Dispensing and Specialty Closures and Metal Containers segments and comparable to 2025 levels in the Custom Containers segment. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

The Company anticipates interest and other debt expense in 2026 of approximately $205 million and an effective tax rate for 2026 of approximately 25-26%.

The Company currently estimates that free cash flow in 2026 will be approximately $450 million as compared to $445.2 million in 2025. Capital expenditures are expected to increase modestly to approximately $310 million in 2026 as compared to $307.1 million in 2025 primarily to support continued dispensing and pet food product growth.

The Company is providing an estimate of adjusted net income per diluted share for the first quarter of 2026 in the range of $0.70 to $0.80 as compared to $0.82 in the first quarter of 2025. The decrease in Adjusted EPS in the first quarter of 2026 is the result of the benefit in the prior year quarter of the sell through of lower cost inventory in our European metal containers and metal closures operations, higher interest expense, and the impact from the limited pull forward of volumes into the fourth quarter of 2025 ahead of anticipated raw material inflation in 2026. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the fourth quarter and full year of 2025 at 8:30 a.m. eastern time on Wednesday, February 4, 2026. The conference call audio will be webcast live, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (800) 330-6710 and from outside the U.S. and Canada should dial (312) 471-1353. The confirmation code for the conference call is 1938785. The audio webcast can be accessed at www.silganholdings.com and will be available for 90 days thereafter for those who are unable to listen to the live call.

* * *

Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.5 billion in 2025. Silgan operates 121 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2024 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Senior Vice President, Strategy and Investor Relations
AHutter@silgan.com
203-406-3187

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter and year ended December 31,
(Dollars and shares in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2025	2024	2025	2024

Net sales	$1,468.6	$1,411.2	$6,483.2	$5,854.7

Cost of goods sold	1,215.9	1,172.2	5,333.7	4,842.9

Gross profit	252.7	239.0	1,149.5	1,011.8

Selling, general and administrative expenses	119.6	123.9	492.7	438.4

Rationalization charges	32.5	21.4	60.5	59.5

Other pension and postretirement (income)	(0.5)	(0.5)	(1.6)	(1.2)

Income before interest and income taxes	101.1	94.2	597.9	515.1

Interest and other debt expense before loss on early extinguishment of debt	47.7	44.5	189.4	166.3

Loss on early extinguishment of debt	—	1.1	—	1.1

Interest and other debt expense	47.7	45.6	189.4	167.4

Income before income taxes	53.4	48.6	408.5	347.7

Provision for income taxes	35.9	4.2	123.3	72.0

Income before equity in earnings of affiliates	17.5	44.4	285.2	275.7

Equity in earnings of affiliates, net of tax	0.7	0.7	3.2	0.7
Net income	$18.2	$45.1	$288.4	$276.4

Earnings per share (EPS):
Basic net income per share	$0.17	$0.42	$2.71	$2.59
Diluted net income per share	$0.17	$0.42	$2.70	$2.58

Cash dividends per common share	$0.20	$0.19	$0.80	$0.76

Weighted average shares:
Basic	105.6	106.8	106.5	106.8
Diluted	105.8	107.3	106.8	107.1

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in millions)

	Dec. 31,	Dec. 31,
	2025	2024
Assets:
Cash and cash equivalents	$1,080.7	$822.9
Trade accounts receivable, net	589.4	594.2
Inventories	1,080.1	928.1
Other current assets	241.7	177.5
Property, plant and equipment, net	2,378.3	2,282.9
Other assets, net	4,026.9	3,779.0
Total assets	$9,397.1	$8,584.6

Liabilities and stockholders' equity:
Accounts payable and accrued liabilities	$1,820.3	$1,531.0
Current and long-term debt	4,346.8	4,136.8
Other liabilities	955.7	927.6
Stockholders' equity	2,274.3	1,989.2
Total liabilities and stockholders' equity	$9,397.1	$8,584.6

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the year ended December 31,
(Dollars in millions)

	2025	2024
Cash flows provided by (used in) operating activities:
Net income	$288.4	$276.4
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	319.2	275.9
Amortization of debt discount and debt issuance costs	5.5	5.5
Rationalization charges	60.5	59.5
Loss on early extinguishment of debt	—	1.1
Stock compensation expense	18.0	15.5
Deferred income tax provision (benefit)	19.3	(33.1)
Other changes that provided (used) cash:
Trade accounts receivable, net	50.5	37.4
Inventories	(116.0)	57.7
Trade accounts payable and other changes, net	84.4	26.0
Net cash provided by operating activities	729.8	721.9

Cash flows provided by (used in) investing activities:
Purchase of business, net of cash acquired	—	(921.6)
Capital expenditures	(307.1)	(262.8)
Proceeds from asset sales	10.1	7.8
Other investing activities	(0.3)	0.3
Net cash (used in) investing activities	(297.3)	(1,176.3)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(85.8)	(82.1)
Changes in outstanding checks - principally vendors	12.4	(75.6)
Shares repurchased under authorized repurchase program	(68.0)	—
Net borrowings and other financing activities	(66.1)	820.3
Net cash (used in) provided by financing activities	(207.5)	662.6

Effect of exchange rate changes on cash and cash equivalents	32.8	(28.2)

Cash and cash equivalents:
Net increase	257.8	180.0
Balance at beginning of year	822.9	642.9
Balance at end of period	$1,080.7	$822.9

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL SEGMENT FINANCIAL DATA
(UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

	Fourth Quarter		Year Ended
	2025	2024	2025	2024
Net sales:
Dispensing and Specialty Closures	$643.6	$639.4	$2,707.3	$2,304.4
Metal Containers	675.6	610.2	3,138.3	2,900.7
Custom Containers	149.4	161.6	637.6	649.6
Consolidated	$1,468.6	$1,411.2	$6,483.2	$5,854.7

Income before interest and income taxes (EBIT)
Dispensing and Specialty Closures	$56.6	$76.7	$321.5	$290.0
Metal Containers	39.5	41.6	243.4	228.9
Custom Containers	15.2	(0.1)	81.1	55.4
Corporate	(10.2)	(24.0)	(48.1)	(59.2)
Consolidated	$101.1	$94.2	$597.9	$515.1

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended December 31,
(Dollars and shares in millions, except per share amounts)

Table A

	Fourth Quarter				Year Ended
	2025		2024		2025		2024
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS	Income	EPS

U.S. GAAP net income and diluted EPS
	$18.2	$0.17	$45.1	$0.42	$288.4	$2.70	$276.4	$2.58

Adjustments (a)	52.5	0.50	45.7	0.43	108.5	1.02	111.4	1.04
Non-U.S. GAAP adjusted net income and adjusted diluted EPS
	$70.7	$0.67	$90.8	$0.85	$396.9	$3.72	$387.8	$3.62

Weighted average number of common shares outstanding - Diluted
		105.8		107.3		106.8		107.1

(a) Adjustments consist of items in the table below

	Fourth Quarter		Year Ended
	2025	2024	2025	2024
Adjustments:
Acquired intangible asset amortization expense	$17.3	$14.6	$64.6	$52.6
Other pension (income) for U.S. pension plans	(1.0)	(1.0)	(4.0)	(4.2)
Rationalization charges	32.5	21.4	60.5	59.5
Costs attributed to announced acquisitions	—	15.7	1.1	28.4
Purchase accounting write-up of inventory	—	6.1	—	6.1
Loss on early extinguishment of debt	—	1.1	—	1.1
Pre-tax impact of adjustments	48.8	57.9	122.2	143.5
Tax impact of adjustments	(3.7)	12.2	13.7	32.1
Net impact of adjustments	$52.5	$45.7	$108.5	$111.4

Weighted average number of common shares outstanding - Diluted
	105.8	107.3	106.8	107.1
Diluted EPS impact from adjustments	$0.50	$0.43	$1.02	$1.04

Adjusted tax rate	31.5%	15.5%	25.8%	21.2%

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED EBIT and ADJUSTED EBITDA (2)
(UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)
Table B

	Fourth Quarter		Year Ended
	2025	2024	2025	2024
Dispensing and Specialty Closures:
Income before interest and income taxes (EBIT)	$56.6	$76.7	$321.5	$290.0
Acquired intangible asset amortization expense	15.8	13.1	58.7	46.7
Other pension (income) for U.S. pension plans	(0.2)	(0.2)	(0.8)	(1.0)
Equity in earnings of affiliates, net of tax	0.7	0.7	3.2	0.7
Rationalization charges	26.4	3.5	37.4	23.1
Purchase accounting write-up of inventory	—	6.1	—	6.1
Adjusted EBIT	99.3	99.9	420.0	365.6
Depreciation	35.4	33.7	147.3	110.0
Adjusted EBITDA	$134.7	$133.6	$567.3	$475.6

Metal Containers:
Income before interest and income taxes (EBIT)	$39.5	$41.6	$243.4	$228.9
Acquired intangible asset amortization expense	0.4	0.4	1.4	1.4
Other pension (income) for U.S. pension plans	(0.5)	(0.6)	(1.8)	(2.3)
Rationalization charges	4.8	0.5	17.4	14.4
Adjusted EBIT	44.2	41.9	260.4	242.4
Depreciation	20.0	19.8	72.7	77.4
Adjusted EBITDA	$64.2	$61.7	$333.1	$319.8

Custom Containers:
Income before interest and income taxes (EBIT)	$15.2	$(0.1)	$81.1	$55.4
Acquired intangible asset amortization expense	1.1	1.1	4.5	4.5
Other pension (income) for U.S. pension plans	(0.3)	(0.2)	(1.4)	(0.9)
Rationalization charges	1.3	17.4	5.7	22.0
Adjusted EBIT	17.3	18.2	89.9	81.0
Depreciation	8.1	9.1	34.1	35.7
Adjusted EBITDA	$25.4	$27.3	$124.0	$116.7

Corporate:
(Loss) before interest and income taxes (EBIT)	$(10.2)	$(24.0)	$(48.1)	$(59.2)
Costs attributed to announced acquisitions	—	15.7	1.1	28.4
Adjusted EBIT	(10.2)	(8.3)	(47.0)	(30.8)
Depreciation	0.1	0.1	0.4	0.2
Adjusted EBITDA	$(10.1)	$(8.2)	$(46.6)	$(30.6)

Total Adjusted EBIT	150.6	151.7	723.3	658.2
Total Depreciation	63.6	62.7	254.5	223.3
Total Adjusted EBITDA	$214.2	$214.4	$977.8	$881.5

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,
(Dollars and shares in millions, except per share amounts)

Table C
	First Quarter,			Year Ended
	March 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2026	2026	2025	2026	2026	2025

U.S. GAAP net income as estimated for 2026
and as reported for 2025	$58.8	$69.3	$68.0	$338.8	$360.0	$288.4
Adjustments (a)	15.3	15.3	20.3	53.4	53.4	108.5
Non-U.S. GAAP adjusted net income as estimated for 2026 and presented for 2025
	$74.1	$84.6	$88.3	$392.2	$413.4	$396.9

U.S. GAAP diluted EPS as estimated for 2026
and as reported for 2025	$0.56	$0.66	$0.63	$3.20	$3.40	$2.70
Adjustments (a)	0.14	0.14	0.19	0.50	0.50	1.02
Non-U.S. GAAP adjusted diluted EPS as estimated for 2026 and presented for 2025
	$0.70	$0.80	$0.82	$3.70	$3.90	$3.72

(a) Adjustments consist of items in the table below

	First Quarter,		Year Ended
	March 31,		December 31,
	2026	2025	2026	2025
	Estimated	Actual	Estimated	Actual
Adjustments:
Acquired intangible asset amortization expense	$16.0	$15.4	$64.0	$64.6
Other pension (income) for U.S. pension plans	(1.6)	(0.9)	(6.5)	(4.0)
Rationalization charges	6.2	11.0	14.2	60.5
Costs attributed to announced acquisitions	—	1.1	—	1.1
Pre-tax impact of adjustments	20.6	26.6	71.7	122.2
Tax impact of adjustments	5.3	6.3	18.3	13.7
Net impact of adjustments	$15.3	$20.3	$53.4	$108.5

Weighted average number of common shares outstanding - Diluted
	105.8	107.3	106.0	106.8
Diluted EPS impact from adjustments	$0.14	$0.19	$0.50	$1.02

RECONCILIATION OF FREE CASH FLOW (3)
(UNAUDITED)
For the year ended December 31,
(Dollars and shares in millions, except per share amounts)

Table D

	2025	2024

Net cash provided by operating activities	$729.8	$721.9

Capital expenditures	(307.1)	(262.8)
Proceeds from asset sales	10.1	7.8
Changes in outstanding checks	12.4	(75.6)
Free cash flow	$445.2	$391.3

Net cash provided by operating activities per diluted share	$6.83	$6.74

Free cash flow per diluted share	$4.17	$3.65

Weighted average diluted shares	106.8	107.1

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension income for U.S. pension plans, rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented Adjusted EBIT for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension income for U.S. pension plans, rationalization charges and costs attributed to announced acquisitions from EBIT, and to include in EBIT equity in earnings of affiliates, net of tax, for the Company and each of its segments as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of operating results of the Company and its segments. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The Company's management views the operating performance of its affiliates which are joint ventures as part of the Company's operating performance and therefore believes that the Company's share of the net operating results of its affiliates which are joint ventures should be included in the Company's Adjusted EBIT. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies. The Company has also presented Adjusted EBITDA for the periods covered by this press release, which measure is a Non-GAAP financial measure. Adjusted EBITDA means Adjusted EBIT plus depreciation. The Company's management believes that Adjusted EBITDA also allows for a more appropriate evaluation of operating results of the Company and its segments. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(3) The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure. The Company’s management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions. Free cash flow is defined as net cash provided by operating activities adjusted for changes in outstanding checks, reduced by capital expenditures and increased by proceeds from asset sales. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.